[LOGO APPEARS HERE] IRVINE SENSORS CORPORATION
NEWS RELEASE

CONTACT:	Investor Relations
Irvine Sensors Corporation
(714) 444-8718
investorrelations@irvine-sensors.com

IRVINE SENSORS RELEASES FISCAL 2003 RESULTS

FOR IMMEDIATE RELEASE

COSTA MESA, CALIFORNIA — December 22, 2003 — Irvine Sensors Corporation (NASDAQ: IRSN, Boston Stock Exchange: ISC) today released its results for its 2003 fiscal year ended September 28, 2003. Fiscal 2003 revenues were $12,642,300, down $2.7 million, or approximately 17.6%, from fiscal 2002 total revenues of $15,342,300. Net loss for fiscal 2003 increased approximately 5% to $6,345,100 in fiscal 2003, as compared to the $6,037,500 net loss of fiscal 2002, reflecting a decrease of approximately $1.9 million in general and administrative expense from fiscal 2002. In addition to the net loss, fiscal 2003 included an imputed non-cash dividend of $1,013,100 related to the issuance of convertible preferred stock. Largely as a result of financings consummated during the fiscal year, the Company’s working capital at September 28, 2003 was improved by approximately $1.2 million over the prior year-end.

Irvine Sensors Corporation, headquartered in Costa Mesa, California, is primarily engaged in the sale of stacked chip assemblies and research and development related to high density electronics, miniaturized sensors and cameras, optical interconnection technology, high speed routers, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

Irvine Sensors Corporation 2003 Fiscal Year Results Press Release

December 22, 2003

Safe Harbor’ Statement under the Private Securities Litigation Reform Act of 1995:    This release may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, general economic and political conditions and specific conditions in the markets we address, including the economic slowdown in the technology sector and semiconductor industry; our ability to control costs and expenses; our ability to compete against firms with greater resources and successfully commercialize our technologies, the volume of our product sales and pricing concessions on volume sales; and the timing, rescheduling or cancellation of significant customer orders. Further information on Irvine Sensors Corporation, including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our other SEC filings that are available through the SEC’s EDGAR database (www.sec.gov) or from the Company’s Investors Relations.

Irvine Sensors Corporation 2003 Fiscal Year Results Press Release

December 22, 2003

Consolidated Statements of Operations

	Fiscal Year Ended
	September 28, 2003	September 29, 2002
Revenues:
Contract research and development revenue	$10,367,900	$10,561,500
Product sales	2,212,700	4,641,700
Other revenue	61,700	139,100

Total revenues	12,642,300	15,342,300

Cost and expenses:
Cost of contract research and development revenue	7,790,200	7,752,100
Cost of product sales	2,375,600	4,048,800
General and administrative expense	5,598,800	7,476,600
Research and development expense	2,668,200	1,991,700

	18,432,800	21,269,200

Loss from operations	(5,790,500)	(5,926,900)
Interest expense	(182,400)	(230,400)
Interest and other income	5,100	10,100
Loss on disposal of assets	(369,400)	—

Loss from continuing operations before minority interest and provision for income taxes	(6,337,200)	(6,147,200)
Minority interest in loss of subsidiaries	7,900	112,200
Provision for income taxes	(15,800)	(37,500)

Loss from continuing operations	(6,345,100)	(6,072,500)

Discontinued operations:
Loss from operations of discontinued subsidiary	—	—
Gain on disposal of subsidiary	—	35,000

Gain from discontinued operations	—	35,000

Net loss	$(6,345,100)	$(6,037,500)
Imputed dividend on Series E stock issued	(1,013,100)	—
Net loss applicable to common stockholders	$(7,358,200)	$(6,037,500)
Loss from continuing operations	$(0.82)	$(1.07)
Gain from discontinued operations	—	0.01

Basic and diluted net loss per common share	$(0.82)	$(1.06)

Weighted average number of shares outstanding	8,958,200	5,694,800

Irvine Sensors Corporation 2003 Fiscal Year Results Press Release

December 22, 2003

Consolidated Balance Sheets

	September 28, 2003	September 29, 2002
Assets
Current assets:
Cash and cash equivalents	1,166,800	696,300
Restricted cash	54,200	435,200
Accounts receivable, net of allowance for doubtful accounts of $57,700 in 2003 and $76,300 in 2002	443,500	2,081,700
Unbilled revenues on uncompleted contracts	598,100	648,500
Inventory, net	932,100	938,000
Other current assets	48,500	100,600

Total current assets	3,243,200	4,900,300
Equipment, furniture and fixtures, net	4,417,600	4,959,200
Patents and trademarks, net	707,400	580,600
Deposits	87,400	98,450

Total assets	$8,455,600	$10,538,550

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,620,600	$3,880,100
Accrued expenses	806,100	1,205,400
Accrued loss on contracts	358,500	444,200
Advance billings on uncompleted contracts	437,000	143,800
Deferred revenue	251,700	43,100
Line of credit	—	400,000
Short term notes payable	—	150,000
Capital lease obligations—current portion	30,700	116,900

Total current liabilities	3,504,600	6,383,500
Capital lease obligations, less current portion	34,700	61,300
Minority interest in consolidated subsidiaries	431,500	467,200

Total liabilities	3,970,800	6,912,000

Stockholders’ Equity:
Preferred stock, $0.01 par value, 500,000 shares authorized:
Series B convertible cumulative preferred stock, 0 and 4,300 shares outstanding	—	25
Series C convertible cumulative preferred stock, 0 and 2,300 shares outstanding	—	25
Series E convertible preferred stock, 2,083 and 0 shares outstanding; aggregate liquidation preference of $250,000	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 12,947,700 and 7,027,900 shares issued and outstanding	129,500	70,300
Common stock warrants; 2,065,600 and 1,094,800 outstanding	(250,000)	—
Common stock held by Rabbi Trust	—	—
Deferred compensation liability	250,000	—
Paid-in capital	110,315,500	102,158,200
Accumulated deficit	(105,960,200)	(98,602,000)

Total stockholders’ equity	4,484,800	3,626,550

Total liabilities and stockholders’ equity	$8,455,600	$10,538,550